Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of China Lending Corporation on Form F-3 (File No. 333-223465) of our report dated May 6, 2016, except for Note 4 RECLASSIFICATION and Note 24 EARNINGS PER SHARE, as to which the date is April 30, 2018, with respect to our audits of the consolidated financial statements of Adrie Global Holdings Limited as of December 31, 2015 and 2014 and for the years then ended. We were dismissed as auditors on October 11, 2016 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

New York, New York

April 30, 2018

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumbp.com